Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-80407, 333-78825, 333-50180 and 333-63350) pertaining to the Stock Option Plans of Nextera Enterprises, Inc. of our report dated January 11, 2006, except for the second paragraph of Note 1 and Note 16 as to which the date is March 9, 2006, with respect to the consolidated financial statements of Nextera Enterprises, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
Boston, Massachusetts
March 30, 2006